Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Universal Truckload Services, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 and S-3 (No. 333-198376 and No. 333-187587) of Universal Truckload Services, Inc. and subsidiaries (the Company) of our report dated March 18, 2013, except as to note 17, which is as of March 13, 2014 with respect to the consolidated statements of income, comprehensive income, cash flows and shareholders’ equity for the year ended December 31, 2012, which report appears in the December 31, 2014 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Detroit, Michigan March 16, 2015